Exhibit 99.1

HighCom Global Security Announces the Appointment of New CEO

as the Company Looks to Accelerate its Strategic Initiatives

COLUMBUS, OHIO (January 16, 2018) HighCom Global Security, Inc. (OTC: HCGS), announced today that Craig Campbell, an executive officer and director of the Company, submitted his resignation to the board effective Tuesday, January 16, 2018. Francis Michaud, who is presently serving as Chief Financial Officer of the Company, was elected to the board of directors to fill the vacancy left by Mr. Campbell and was also appointed to serve as Chief Executive Officer.

“Mr. Campbell has accomplished a great deal for our company in his short tenure with us,” says Paul Sparkes, chair of HCGS’s Board of Directors. “We thank him for his commitment, service and leadership.” Mr. Sparkes added, “I’m proud of the progress HCGS has made in the last 7 years to transform our business. We are at a point in the lifecycle of the company to take our business to the next level and deliver on our strategic initiatives. Moving forward, HighCom Global’s goal is to build a diversified physical security platform through multiple acquisitions and organic growth. I am confident in the strong roadmap that has been set forth.”

About HighCom Global Security, Inc.

HighCom Global is a leading provider of equipment and services for the security and defense industries. We acquire, manage and build industry leading businesses which provide specialized, mission-critical solutions that address the needs of our customers. Our business continuously develops innovative solutions that enable our customers to achieve their objectives. With an experienced team and a proven track record of solid growth, we’re establishing a broad portfolio of security businesses to provide our customers and shareholders with exceptional returns. The HighCom Armor division provides high performance and affordable body armor, personal protective equipment, and armor systems and related accessories, while the BlastGard division has patented BlastWrap® technology that acts as a “virtual tent” to effectively mitigate blast effects and suppress post-blast fires.

For more information, visit www.HighComGlobal.com

Company Contact:

Francis Michaud, CEO/CFO

2901 East 4th Ave., Unit J, Columbus, OH 43219
www.HighComGlobal.com

614-500-3065

Francis@HighComSecurity.com